As filed with the Securities and Exchange Commission on March 14, 2008
Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTWOOD ONE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3980449
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

40 West 57th Street, 5th Floor
New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Stand-Alone Stock Option Agreement for Thomas F.X. Beusse
(Full Title of the Plan)

David Hillman, Esq.	Copy to:
Chief Administrative Officer; EVP, Business Affairs;	Andrea S. Rattner, Esq.
General Counsel and Secretary	Proskauer Rose LLP
Westwood One, Inc.	1585 Broadway
40 West 57th Street, 5th Floor	New York, New York 10036
New York, New York 10019	(212) 969-3000
(Name and Address of Agent for Service)

(212) 641-2000
(Telephone Number, Including Area Code, of Agent For
Service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☒ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount
Title Of Each Class Of Securities	Amount To Be	Offering Price	Aggregate	Of
To Be Registered	Registered(1)	Per Share	Offering Price	Registration Fee
Common Stock, par value $0.01 per share	500,000	$1.56(2)	$780,000(2)	$30.65

(1)	This Registration Statement covers 500,000 shares available for issuance under the Stand-Alone Stock Option Agreement, dated as of January 8, 2008, by and between the Registrant and Thomas F.X. Beusse. This Registration Statement shall also cover any additional shares of common stock that become issuable under such agreement, by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of common stock of the Registrant on March 10, 2008, as reported on the New York Stock Exchange.

PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EX-5: OPINION AND CONSENT OF DAVID HILLMAN, ESQ.
EX-23.1: CONSENT OF PRICEWATERHOUSECOOPERS LLP

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 and the statement of availability of information required by Item 2 of Form S-8 and information relating to the Stand-Alone Stock Option Agreement, dated as of January 8, 2008, by and between the Westwood One, Inc., a Delaware corporation (the “Company” or the “Registrant”), and Thomas F.X. Beusse and other information required by Item 2 of Form S-8 have previously been, or will be, sent or given to Thomas F.X. Beusse as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Commission by the Company are incorporated by reference herein:
(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on March 14, 2008;

(b)	the Current Reports on Form 8-K, filed with the Commission on January 10, 2008; January 15, 2008; February 27, 2008; February 29, 2008; March 5, 2008, March 6, 2008 and March 12, 2008; and

(d)	the description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A, dated December 11, 1998.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where a present or former officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.
     Section 145 further provides that the indemnification provisions of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Registrant’s Certificate of Incorporation contains a provision eliminating the liability of a director to the Registrant and its stockholders for monetary damages for breaches of fiduciary duty as a director. However, neither the DGCL nor the Registrant’s Certificate of Incorporation currently allows such provision to limit the liability of a director for: (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) payment of dividends, stock purchases or redemptions that violate the DGCL; or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.
     The Registrant’s By-Laws provide that, to the fullest extent permitted by the DGCL as it exists or may in the future be amended, the Registrant will indemnify and hold harmless any officer or director who is or was made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant or a director or officer of a predecessor corporation of the Registrant, and may indemnify any employee or agent of the Registrant and any person serving at the request of the Registrant as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Registrant’s By-Laws also state that such indemnification is not exclusive of any other rights of the indemnified party, including rights under any indemnification agreements, insurance policy, vote of the directors or stockholders of the Registrant, or otherwise.
     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.
     Pursuant to an employment agreement, dated as of April 29, 1998, between the Registrant and Norman J. Pattiz, as amended on October 27, 2003, November 28, 2005 and January 8, 2008, the Registrant will indemnify Mr.

Pattiz to the fullest extent provided by Section 145 of the DGCL and Article V of the Registrant’s By-Laws, as well as for expenses in any proceeding involving the Registrant (whether or not brought by or in the Registrant’s name) subject to certain conditions and limitations depending on the circumstances of the proceeding and the conduct of Mr. Pattiz. In addition, Mr. Pattiz is entitled to be advanced expenses in connection with any such proceeding upon his request, subject to certain conditions.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

4	Instruments Defining Rights of Stockholders. Description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A, dated December 11, 1998, is incorporated herein by reference.

5	Opinion and consent of David Hillman, Esq.*

10	Stand-Alone Stock Option Agreement, dated as of January 8, 2008, by and between Westwood One, Inc. and Thomas F.X. Beusse, filed as Exhibit 10.3 on the Registrant’s Current Report on Form 8-K filed with the Commission on January 10, 2008 and incorporated herein by reference.

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of David Hillman, Esq. (contained in Exhibit 5 hereto).*

24	Power of Attorney (included on signature page).*
*	Filed herewith.
Item 9. Undertakings.
     (a)     The undersigned Registrant hereby undertakes:
     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii)     to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii)     to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and (B) paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
     (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 14th day of March, 2008.

WESTWOOD ONE, INC.
By:	/s/ David Hillman, Esq.
	Name:	David Hillman, Esq.
	Title:	Chief Administrative Officer; EVP, Business Affairs; General Counsel and Secretary

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitute and appoint, David Hillman, Esq., such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign a Registration Statement on Form S-8 of Westwood One, Inc. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Norman J. Pattiz Norman J. Pattiz	Chairman of the Board	March 14, 2008
/s/ Thomas F.X. Beusse Thomas F.X. Beusse	Chief Executive Officer and President (Principal Executive Officer)	March 14, 2008
/s/ Gary Yusko Gary Yusko	Chief Financial Officer (Principal Financial and Accounting Officer)	March 14, 2008
/s/ Albert Carnesale Albert Carnesale	Director	March 10, 2008
/s/ David L. Dennis David L. Dennis	Director	March 14, 2008
/s/ Gerald Greenberg Gerald Greenberg	Director	March 9, 2008
/s/ Grant F. Little, III Grant F. Little, III	Director	March 14, 2008
/s/ H. Melvin Ming H. Melvin Ming	Director	March 14, 2008
/s/ Joseph B. Smith Joseph B. Smith	Director	March 14, 2008

EXHIBIT INDEX

Exhibit No.	Description

4	Instruments Defining Rights of Stockholders. Description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A, dated December 11, 1998, is incorporated herein by reference.

5	Opinion and consent of David Hillman, Esq.*

10	Stand-Alone Stock Option Agreement, dated as of January 8, 2008, by and between Westwood One, Inc. and Thomas F.X. Beusse, filed as Exhibit 10.3 on the Registrant’s Current Report on Form 8-K filed with the Commission on January 10, 2008 and incorporated herein by reference.

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of David Hillman, Esq. (contained in Exhibit 5 hereto).*

24	Power of Attorney (included on signature page).*
*	Filed herewith